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FOR IMMEDIATE RELEASE

Contact:  Cynthia Dutton
          Director of Corporate Communications
          405.391.8317


                  DOBSON COMPLETES SYGNET WIRELESS ACQUISITION

OKLAHOMA CITY -- Dec. 29, 1998 -- Dobson Communications Corporation announced today it has completed its acquisition of Sygnet Wireless, Inc.

The Sygnet markets located in Ohio, Pennsylvania and New York cover a total population base of 2.4 million people and 166,886 customers as of September
30, 1998.   Markets acquired from Sygnet include cellular systems operated under the Cellular One and Wilcom Cellular trade names.

The acquisition brought Dobson's wireless population base from 3.4 million to
5.8 million and increased the subscriber base to 329,906 subscribers as of September 30, 1998.

"Dobson will continue Sygnet's commitment to growing the wireless customer base in these new markets," said Everett Dobson, Chairman and CEO. "By combining two companies of near equal size, the much larger company should be more competitive and realize even greater operating efficiencies."

Dobson adds these properties to previously held wireless systems in Oklahoma, Texas, Kansas, Missouri, California, Arizona, Pennsylvania and Maryland.

Former Sygnet President and CEO Bert Pharis will join Dobson Communications Corporation's Board of Directors, "We are pleased to be joining a progressive wireless company that is committed to growth.", said Pharis.
Our employees and the communities we serve will benefit from the strength of the combined organizations".

Sygnet currently employs 430 people.

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DOBSON COMPLETES SYGNET WIRELESS ACQUISITION
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Under terms of the acquisition agreement, which was entered into on July 28 of this year, the total purchase price was $640 million, including the assumption of $302 million in debt. Sygnet shareholders received $338 million.

The transaction was financed through a combination of private equity supplied by J.W. Childs Associates, L.P. and others, the issuance of $200 million in Senior Notes and $50 million in PIK Preferred Stock in 144A private placements led by NationsBanc Montgomery Securities LLC, and a bank credit facility of $430 million provided by NationsBank N.A.

Morgan Stanley Dean Witter advised Dobson on the transaction. Lehman Brothers, Inc. represented Sygnet Wireless in the transaction.

Dobson Communications is a closely held telecommunications provider based in Oklahoma City.

Dobson markets wireless services in 10 states, under the licensed trade names of Cellular One, AirTouch Cellular and Dobson Cellular Systems.

In addition, Dobson provides wireline telecommunications service under the names Logix Communications, American Telco, Dobson Telephone, McLoud Telephone and Dobson Fiber.



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